Exhibit 8.2

DICKINSON WRIGHT PLLC

2600 West Big Beaver Road, Suite 300

Troy, Michigan 48084

October 30, 2026

Providence Financial Corporation

630 East 162nd Street

South Holland, Illinois 60473

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Valley National Bancorp, a New Jersey corporation (“Valley”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Valley and Providence Financial Corporation, an Illinois corporation (“Providence”).

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement.

In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Dickinson Wright PLLC